Exhibit 99.1

Montpelier Estimates Increase in Q4 Book Value per Share

HAMILTON, Bermuda, January 25, 2012 — Montpelier Re Holdings Ltd. (NYSE: MRH) (“Montpelier” or the “Company”), a leading provider of short-tail reinsurance and other specialty lines, today announced that it currently expects its December 31, 2011 fully converted book value per share will be between $22.60 and $22.70, an increase of approximately 2% over the third quarter of 2011 after taking into account common share dividends declared during the quarter.

The Company noted that its estimated quarterly increase in book value includes approximately $30 million in net realized and unrealized investment and foreign exchange gains, an $11 gain from the sale of Montpelier U.S. Insurance Company (“MUSIC”) and the effects of $20 million of common share repurchases. As a result of the MUSIC sale, the Company notes that its expected increase in its fully converted tangible book value per share will be approximately 3% for the quarter.

The Company further announced that it currently estimates a fourth quarter net operating loss of between $0.25 and $0.35 per common share. The net operating loss estimate includes the following: (i) the net financial impact of the severe flooding in Thailand of approximately $40 million; (ii) the net financial impact of other catastrophe events occurring during 2011 of approximately $26 million, including those occurring in the fourth quarter; and (iii) approximately $18 million of net favorable prior year loss reserve development.

Christopher Harris, President and Chief Executive Officer, said, “While 2011 was a challenging year for the property catastrophe reinsurance industry, we made important strategic progress by sharpening our underwriting focus, enhancing our capital flexibility, and improving our competitive positioning. We enter 2012 well-positioned to benefit from an improved rating environment for short-tail lines.”

These current loss estimates are net of retrocessional recoveries and reinstatement premiums. The Company reiterates that, in view of the uncertainties associated with preliminary estimates, its actual losses may differ, perhaps significantly, from these amounts.

Montpelier will release its definitive fourth quarter and full year 2011 results after the market close on February 9, 2012, and will host a conference call to discuss those results on February 10, 2012 at 8:00 a.m. Eastern Time. The call will be available via a live audio webcast accessible on the Company’s website at www.montpelierre.bm or by dialing 1-877-317-6789 (toll free) or +1-412-317-6789 (international) or 1-866-605-3852 (Canada toll free).

Montpelier, through its operating subsidiaries, is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier’s public filings with the Securities and Exchange Commission.

Application of the Safe Harbor of the Private Securities

Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of the United States federal securities laws, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not historical facts, including statements about our beliefs and expectations. These statements are based upon current plans, estimates and projections. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and various risk factors, many of which are outside our control.  See “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Securities and Exchange Commission. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar meaning generally involve forward-looking statements.

Important events and uncertainties that could cause our actual results, future dividends on, or repurchases of, Common Shares or Preferred Shares to differ include, but are not necessarily limited to: market conditions affecting the prices of our Common Shares or Preferred Shares; the possibility of severe or unanticipated losses from natural or man-made catastrophes, including those that may result from changes in climate conditions, including, but not limited to, global temperatures and expected sea levels; the effectiveness of our loss limitation methods; our dependence on principal employees; our ability to execute the business plans of the Company and its subsidiaries effectively; the cyclical nature of the insurance and reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty insurance and reinsurance lines of business and in specific areas of the casualty reinsurance market and our ability to capitalize on those opportunities; the sensitivity of our business to financial strength ratings established by independent rating agencies; the inherent uncertainty of our risk management process, which is subject to, among other things, industry loss estimates and estimates generated by modeling techniques; the accuracy of written premium estimates reported by cedants and brokers on pro-rata contracts and certain excess-of-loss contracts where a deposit or minimum premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic and financial market conditions; changes in and the impact of governmental legislation or regulation, including changes in tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in our industry; declining demand due to increased retentions by cedants and other factors; the impact of terrorist activities on the economy; rating agency policies and practices; unexpected developments concerning the small number of insurance and reinsurance brokers upon whom we rely for a large portion of revenues; our dependence as a holding company upon dividends or distributions from our operating subsidiaries; and the impact of foreign currency fluctuations.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Source: Montpelier Re Holdings Ltd.

Investors: William Pollett, Chief Strategy and Development Officer, Treasurer & SVP, 441-299-7576 or Media: Jeannine Menzies, Corporate Affairs Manager, 441-299-7570